Exhibit 99.1

Arconic Reports Fourth Quarter and Full Year 2016 Results

NEW YORK--(BUSINESS WIRE)--January 31, 2017--On November 1, 2016, Alcoa Inc. successfully separated into two standalone companies: Arconic Inc. (the new name for Alcoa Inc.) and Alcoa Corporation. Arconic is a global leader in multi-materials innovation, precision engineering and advanced manufacturing, mainly in aerospace and transportation.

This is Arconic’s first quarter reporting earnings following the separation. The numbers include one month of Alcoa Corporation for fourth quarter 2016 and ten months of Alcoa Corporation for full-year 2016. The pre-separation historical results of the businesses that now comprise Alcoa Corporation are presented as discontinued operations in Arconic’s financial results for all periods.

4Q and Full Year 2016 Highlights

  Revenue roughly flat year over year:
    Fourth quarter – $3.0 billion (versus $3.0 billion in fourth quarter 2015)
    Full year 2016 – $12.4 billion (versus $12.4 billion in full year 2015)
  Net loss attributable to Arconic:
    Mainly due to special items related to the separation of Alcoa Inc.
    Fourth quarter – $1.2 billion, or $2.88 per share (versus net loss of $0.7 billion in fourth quarter 2015)
    Full year 2016 – $0.9 billion, or $2.28 per share (versus net loss of $0.3 billion in full year 2015)
  Excluding special items, adjusted income from continuing operations:
    Fourth quarter – $71 million, or $0.12 per share
    Full year 2016 – $505 million, or $0.98 per share
  Combined segment1 adjusted EBITDA up (up seven percent in the fourth quarter, up nine percent in full year 2016)
  Margin expansion in every segment
  Strong net savings of 2.5 percent of revenues (gross productivity savings $710 million; net savings $310 million)
  Strengthened balance sheet:
    $750 million debt redemption in December
    Year-end cash balance of $1.9 billion

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1 References in this release to “combined segment” reflect the combined performance of Arconic’s three segments – Engineered Products and Solutions, Global Rolled Products (GRP) (which does not include the rolling mill operations in Warrick, IN and Saudi Arabia), and Transportation and Construction Solutions. Historical results for the former Alumina and Primary Metals segments, along with the rolling mill operations in Warrick, IN and Saudi Arabia (previously part of GRP) – all of which now compose Alcoa Corporation – are presented as discontinued operations in Arconic’s financial results for all periods.

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Arconic Inc. (NYSE: ARNC) today reported fourth quarter and full-year 2016 results, the Company’s first quarter reporting earnings following the separation of Alcoa Inc.

In the fourth quarter of 2016, the Company reported a net loss attributable to Arconic of $1.2 billion, or $2.88 per share. As previously indicated – most recently at Arconic’s Investor Day in December 2016 – these results include $1.4 billion in special items, including tax valuation allowance charges related primarily to the separation of Alcoa Inc. as well as restructuring and other separation costs.

Excluding special items, fourth quarter 2016 adjusted income from continuing operations was $71 million, or $0.12 per share, driven by strong productivity gains of $186 million across all segments, which were partially offset by cost increases and unfavorable price and mix, predominantly in aerospace.

Arconic recorded fourth quarter 2016 revenue of $3.0 billion, versus $3.0 billion in the fourth quarter of 2015, as strong volume growth across segments was offset by the Company’s ramp down from the North American packaging business at its Tennessee operations (the “Tennessee packaging ramp down”).

Fourth quarter consolidated adjusted EBITDA, excluding separation costs, was $360 million. Combined segment adjusted EBITDA was $456 million, up seven percent.

To further its de-leveraging program and strengthen its balance sheet, in December 2016 Arconic completed the early redemption of its 5.55 percent Notes due 2017, in the aggregate principal amount of $750 million.

Klaus Kleinfeld, Arconic Chairman and CEO said, “In the fourth quarter we completed the successful separation of Alcoa Inc., which has unlocked substantial value for all shareholders. In the face of significant market challenges, we continued to improve the businesses – we increased adjusted EBITDA margins 100 basis points or more in each of our three business segments, delivered strong net savings and systematically cut overhead cost. We also strengthened our balance sheet, paid down $750 million of debt and ended the year with a strong cash balance of $1.9 billion.”

Kleinfeld continued, “In 2017 we are squarely focused on operational improvements, margin expansion, and capital efficiency to drive shareholder returns. We will continue to cut cost through productivity and corporate overhead reduction. Beyond our stated targets, our retained interest in Alcoa Corporation provides an additional lever for value creation.”

Arconic ended fourth quarter 2016 with cash on hand of $1.9 billion. Including the results of Alcoa Corporation up to the separation on November 1, 2016, cash from operations was $665 million; cash used for financing activities totaled $407 million; and cash used for investing activities was $244 million. Free cash flow for the quarter was $354 million.

4Q Segment Performance (Excluding Impact of Discontinued Operations)

Engineered Products and Solutions (EPS)

EPS reported revenue of $1.4 billion, flat year over year, record fourth quarter ATOI of $138 million, up $15 million, or 12 percent, year over year, adjusted EBITDA of $265 million, up nine percent year over year, and an adjusted EBITDA margin of 18.8 percent in the fourth quarter of 2016, up from 17.3 percent in the fourth quarter of 2015. Productivity improvements and the positive contribution from the RTI acquisition were somewhat offset by unfavorable price and product mix, cost headwinds and investments in growth projects.

Global Rolled Products (GRP)

GRP reported revenue of $1.1 billion, a decrease of 9 percent year over year, ATOI of $45 million, compared to $49 million in the fourth quarter 2015, adjusted EBITDA of $116 million, flat year over year, adjusted EBITDA margin of 10.8 percent, up 100 basis points year over year, and adjusted EBITDA per metric ton of $329, up 8 percent (from $306) year over year due to the Tennessee packaging ramp down and other upgrades in product mix. Both ATOI and adjusted EBITDA were driven by productivity and growth in automotive volume and were offset by a combination of the following: cost increases, lower volume in the North America heavy duty truck market, aerospace destocking and the unfavorable impact of currency exchange rates. ATOI also reflects the impact of higher U.S. taxes due to increased income in the United States. The quarter also set a record for automotive sheet shipments, which were up 56 percent year over year.

Transportation and Construction Solutions (TCS)

TCS delivered revenue of $456 million, an increase of 3 percent year over year, record fourth quarter ATOI of $44 million, up $4 million, or 10 percent, year over year, adjusted EBITDA of $75 million, up 15 percent year over year, and a fourth quarter record adjusted EBITDA margin of 16.4 percent; the prior record of 14.6 percent was set in the fourth quarter of 2015. Strong productivity gains and growth in the building and construction business more than offset cost increases and continued softness in the North American heavy duty truck market.

Full Year 2016 Performance (Excluding Impact of Discontinued Operations)

In 2016, Arconic reported a net loss attributable to Arconic of $0.9 billion, or $2.28 per share. Excluding the impact of special items – primarily due to charges and costs associated with the separation of Alcoa Inc. – the Company reported 2016 adjusted income from continuing operations of $505 million, or $0.98 per share.

Revenue in 2016 was $12.4 billion, essentially flat year over year, as the positive impact of acquisitions and higher volumes for aerospace and automotive markets were offset by the Tennessee packaging ramp down and the negative impact from metal pricing, foreign currency exchange rate fluctuations, and price and product mix.

Full year 2016 combined segment adjusted EBITDA was $2.1 billion, up nine percent year over year, with the Company recording a margin expansion of 140 basis points across all business segments. Full year 2016 consolidated adjusted EBITDA, excluding separation costs, was $1.7 billion.

Arconic ended the year with debt of $8.1 billion and cash on hand of $1.9 billion. Company employees achieved $710 million in gross productivity savings, with net savings of $310 million.

Segment performance in 2016 included the following:

  EPS revenue of $5.7 billion, up seven percent year over year, ATOI of $642 million, up eight percent year over year, adjusted EBITDA of $1.2 billion, up eight percent year over year and an adjusted EBITDA margin of 20.9 percent.
  GRP revenue of $4.9 billion, down seven percent year over year, ATOI of $269 million, up 20 percent year over year, adjusted EBITDA of $577 million, up 13 percent year over year, and adjusted EBITDA of $364 per metric ton.
  TCS revenue of $1.8 billion, down four percent year over year, ATOI of $176 million, up six percent year over year, EBITDA of $291 million, up seven percent year over year, and an adjusted EBITDA margin of 16.1 percent.

Looking Ahead: 20172

The focus on margin and return on net assets (RONA) improvement as well as cost cutting will continue in 2017. The Company expects to cut $45 million in corporate overhead, decreasing such overhead as a percentage of revenue from 1.5 percent as our run rate at the end of 2016 to 1.1 percent in 2017, reflecting the Company’s accelerated efforts to drive out cost.

Beginning in the first quarter of 2017, Arconic’s segment reporting metric will change from ATOI to adjusted EBITDA.

First Quarter 2017 Guidance

Arconic’s outlook for the first quarter of 2017 is as follows:

  Revenue of $2.8 billion to $3.0 billion, including the impact of the Tennessee packaging ramp down
  Adjusted EBITDA of $420 million to $450 million
  Share count of 460 million

Full Year 2017 Guidance

Arconic affirmed its targets for full year 2017:

  Revenue of $11.8 to $12.4 billion, including $400 million of negative impact from the Tennessee packaging ramp down
  Adjusted EBITDA margin of approximately 15 percent
  Free cash flow of $350 million or more
  $1 billion of debt reduction
  RONA of approximately 9 percent, with a target of 11-12 percent in 2019
  Adjusted net income, excluding special items, of $1.10 to $1.20 per share, based on share count of 470 million, due to mandatory convertible preferred shares converting to common stock in October 2017

The Company is focused on margin expansion and RONA improvement across all segments.

Both 2017 full year and first quarter guidance exclude any potential future monetization of the Company’s 19.9 percent retained interest (36,311,767 shares of common stock) in Alcoa Corporation. Based on the closing price of Alcoa Corporation stock on January 26, 2017, the market value of the retained shares was approximately $1.3 billion. On January 18, 2017, Alcoa Corporation filed a registration statement on Form S-1 to register Arconic’s retained interest. As communicated during Arconic’s Investor Day in December 2016, Arconic plans to pursue a responsible monetization of the retained shares with timing based on market conditions, and expects to use the net proceeds for debt pay-down and/or share repurchases.

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2 Arconic has not provided a reconciliation of the forward-looking financial measures of adjusted EBITDA, adjusted EBITDA margin, Return on Net Assets, adjusted net income, and Free Cash Flow to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) because Arconic is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts, and Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from these non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume.

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Arconic will hold its quarterly conference call at 5:00 PM Eastern Standard Time on January 31, 2017 to present quarterly and full year results. The meeting will be webcast via www.arconic.com. Call information and related details are available at www.arconic.com under “Investors;” presentation materials will be available at approximately 4:15 PM on January 31.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website on www.arconic.com

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements and guidance regarding future financial results or operating performance; statements about Arconic’s strategies, outlook, business and financial prospects; and forecasts and expectations relating to end markets. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Arconic believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the impact of the separation on the businesses of Arconic; (i) material adverse changes in aluminum industry conditions, including fluctuations in London Metal Exchange-based aluminum prices; (j) the impact of changes in foreign currency exchange rates on costs and results; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (l) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2015, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.arconic.com under the “Investors” section.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Quarter ended
	December 31,	September 30,	December 31,
	2015 (1)	2016 (1)	2016 (1)
Sales	$2,991	$3,138	$2,967

Cost of goods sold (exclusive of expenses below)	2,437	2,502	2,375
Selling, general administrative, and other expenses	210	230	269
Research and development expenses	46	30	39
Provision for depreciation and amortization	137	136	133
Impairment of goodwill	25	-	-
Restructuring and other charges	50	3	122
Interest expense	122	126	128
Other income, net	(18)	(11)	(54)
Total costs and expenses	3,009	3,016	3,012

(Loss) income from continuing operations before income taxes	(18)	122	(45)
Provision for income taxes	175	56	1,236

(Loss) income from continuing operations after income taxes	(193)	66	(1,281)
(Loss) income from discontinued operations after income taxes(1)	(572)	120	38

Net (loss) income	(765)	186	(1,243)

Less: Net (loss) income from discontinued operations attributable to noncontrolling interests(1)	(64)	20	5

NET (LOSS) INCOME ATTRIBUTABLE TO ARCONIC	$(701)	$166	$(1,248)

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS(2):
Basic(3):
Continuing operations	$(0.48)	$0.11	$(2.95)
Discontinued operations	(1.16)	0.23	0.07
Net (loss) income	$(1.64)	$0.34	$(2.88)

Average number of shares(2)	436,703,833	438,445,001	438,486,935

Diluted(3)(4):
Continuing operations	$(0.48)	$0.11	$(2.95)
Discontinued operations	(1.16)	0.22	0.07
Net (loss) income	$(1.64)	$0.33	$(2.88)

Average number of shares(2)	436,703,833	443,678,007	438,486,935

(1)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations of Alcoa Corporation have been reflected as discontinued operations for all periods presented.

(2)	At a special meeting of Arconic common shareholders held on October 5, 2016, shareholders approved a 1-for-3 reverse stock split of Arconic’s outstanding and authorized shares of common stock which became effective on October 6, 2016. All share and per share data presented for all periods herein has been updated to reflect the reverse stock split.

(3)	In order to calculate both basic and diluted earnings per share for the quarters ended December 31, 2015, September 30, 2016, and December 31, 2016, preferred stock dividends declared of $17, $18, and $17, respectively, need to be subtracted from Net income attributable to Arconic.

(4)	In the quarter ended December 31, 2015, the diluted average number of shares for the quarter ended December 31, 2015 does not include any share equivalents related to outstanding employee stock options and awards, convertible debt (acquired through RTI International Metals) nor the mandatory convertible preferred stock as their effect was anti-dilutive. In the quarter ended September 30, 2016, the difference between the respective diluted average number of shares and the respective basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The respective diluted average number of shares for the quarter ended September 30, 2016 does not include any share equivalents related to the convertible debt (acquired through RTI International Metals) and the mandatory convertible preferred stock as their effect was anti-dilutive. In the quarter ended December 31, 2016, the diluted average number of shares does not include any share equivalents related to outstanding employee stock options and awards, convertible debt (acquired through RTI International Metals) nor the mandatory convertible preferred stock as their effect was anti-dilutive.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited), continued
(in millions, except per-share and share amounts)

	Year ended
	December 31,	December 31,
	2015 (1)	2016 (1)
Sales	$12,413	$12,394

Cost of goods sold (exclusive of expenses below)	10,097	9,806
Selling, general administrative, and other expenses	772	947
Research and development expenses	169	132
Provision for depreciation and amortization	508	535
Impairment of goodwill	25	-
Restructuring and other charges	214	155
Interest expense	473	499
Other income, net	(28)	(93)
Total costs and expenses	12,230	11,981

Income from continuing operations before income taxes	183	413
Provision for income taxes	339	1,465

Loss from continuing operations after income taxes	(156)	(1,052)
(Loss) income from discontinued operations after income taxes(1)	(41)	184

Net loss	(197)	(868)

Less: Net income from continuing operations attributable to noncontrolling interests	1	-
Net income from discontinued operations attributable to noncontrolling interests(1)	124	63

NET LOSS ATTRIBUTABLE TO ARCONIC	$(322)	$(931)

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS(2):
Basic(3)(4):
Continuing operations	$(0.54)	$(2.56)
Discontinued operations	(0.39)	0.28
Net loss	$(0.93)	$(2.28)

Average number of shares(2)	419,563,185	438,275,079

Diluted(3)(5):
Continuing operations	$(0.54)	$(2.56)
Discontinued operations	(0.39)	0.28
Net loss	$(0.93)	$(2.28)

Average number of shares(2)	419,563,185	438,275,079

Common stock outstanding at the end of the period(2)	436,720,047	438,519,780

(1)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations of Alcoa Corporation have been reflected as discontinued operations for all periods presented.

(2)	At a special meeting of Arconic common shareholders held on October 5, 2016, shareholders approved a 1-for-3 reverse stock split of Arconic’s outstanding and authorized shares of common stock which became effective on October 6, 2016. All share and per share data presented for all periods herein has been updated to reflect the reverse stock split.

(3)	In order to calculate both basic and diluted earnings per share for the years ended December 31, 2015 and 2016, preferred stock dividends declared of $69 need to be subtracted from Net income attributable to Arconic.

(4)	In the third quarter of 2015, Arconic issued 29 million (87 million pre-reverse stock split – see footnote 2 above) shares of its common stock to acquire RTI International Metals. As a result, the basic average number of shares for the year ended December 31, 2015 includes 12 million (37 million pre-reverse stock split – see footnote 2 above) representing the weighted average number of shares for the length of time the 29 million shares were outstanding during 2015, and the basic average number of shares for the year ended December 31, 2016 includes all 29 million shares.

(5)	In both the year ended December 31, 2015 and 2016, the respective diluted average number of shares for both the year ended December 31, 2015 and 2016 does not include any share equivalents related to outstanding employee stock options and awards, convertible debt (acquired through RTI International Metals) nor the mandatory convertible preferred stock as their effect was anti-dilutive.

Arconic and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions, except per-share amounts)

	December 31, 2015	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,362	$1,863
Receivables from customers, less allowances of $13 in 2015 and 2016	960	974
Other receivables	394	471
Inventories	2,284	2,253
Prepaid expenses and other current assets	397	325
Current assets of discontinued operations(1)	2,556	-
Total current assets	7,953	5,886

Properties, plants, and equipment	11,568	11,567
Less: accumulated depreciation and amortization	6,143	6,073
Properties, plants, and equipment, net	5,425	5,494
Goodwill	5,249	5,148
Deferred income taxes	1,327	1,249
Investment in Alcoa Corporation common stock(1)	-	1,020
Other noncurrent assets(2)	1,944	1,244
Noncurrent assets of discontinued operations(1)	14,579	-
Total assets	$36,477	$20,041

LIABILITIES
Current liabilities:
Short-term borrowings	$38	$36
Accounts payable, trade	1,510	1,726
Accrued compensation and retirement costs	410	397
Taxes, including income taxes	103	85
Accrued interest payable	170	153
Other current liabilities	441	330
Long-term debt due within one year	3	4
Current liabilities of discontinued operations(1)	2,536	-
Total current liabilities	5,211	2,731
Long-term debt, less amount due within one year(2)	8,786	8,044
Accrued pension benefits	1,925	2,346
Accrued other postretirement benefits	917	889
Other noncurrent liabilities and deferred credits	828	869
Noncurrent liabilities of discontinued operations(1)	4,679	-
Total liabilities	22,346	14,879

EQUITY
Arconic shareholders’ equity:
Preferred stock	55	55
Mandatory convertible preferred stock	3	3
Common stock(3),(4)	1,391	438
Additional capital(3),(4)	10,019	8,434
Retained earnings (deficit)	8,834	(1,226)
Treasury stock, at cost(3)	(2,825)	-
Accumulated other comprehensive loss	(5,431)	(2,568)
Total Arconic shareholders' equity	12,046	5,136
Noncontrolling interests	2,085	26
Total equity	14,131	5,162
Total liabilities and equity	$36,477	$20,041

(1)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Arconic retained 19.9% of the Alcoa Corporation common stock and has reflected its investment as a noncurrent asset, Investment in Alcoa Corporation common stock, on the December 31, 2016 Consolidated Balance Sheet. The assets and liabilities of Alcoa Corporation have been reflected as assets and liabilities of discontinued operations on the December 31, 2015 Consolidated Balance Sheet.

(2)	In the first quarter of 2016, Arconic adopted changes issued by the Financial Accounting Standards Board to the presentation of debt issuance costs, which require such costs to be classified as a direct deduction from the carrying value of the related debt liability on an entity’s balance sheet. As such, all debt issuance costs were classified as a contra liability in the Long-term debt, less amount due within one year line item on the December 31, 2016 Consolidated Balance Sheet. These changes are required to be applied on a retrospective basis; therefore, the December 31, 2015 Consolidated Balance Sheet was updated to conform to the December 31, 2016 presentation. As a result, $51 of debt issuance costs (previously reported in Other noncurrent assets) were reclassified to the Long-term debt, less amount due within one year line item on the December 31, 2015 Consolidated Balance Sheet.

(3)	In August 2016, Arconic’s Board of Directors approved the retirement of all common shares held in treasury (76 million). As a result, Common stock and Additional capital were decreased by $76 and $2,563 to reflect the retirement of the treasury shares.

(4)	In October 2016, shareholders approved a 1-for-3 reverse stock split of Arconic’s outstanding and authorized shares of common stock. The par value of Arconic’s common stock remains unchanged at $1 per share. The Common stock and Additional capital balances in the December 2016 Consolidated Balance Sheet reflect a decrease and increase, respectively, of $877.

Arconic and subsidiaries
Condensed Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Year Ended December 31,
	2015 (1)	2016 (1)

Cash provided from operating activities	$1,582	$873

Cash used for financing activities(2)	(441)	(757)

Cash used for investing activities(3)	(1,060)	(165)

Effect of exchange rate changes on cash and cash equivalents	(39)	(7)

Net change in cash and cash equivalents	42	(56)

Cash and cash equivalents at beginning of year	1,877	1,919

Cash and cash equivalents at end of year	$1,919	$1,863

(1)	On November 1, 2016, the former Alcoa Inc. separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Cash flow information has not been restated for discontinued operations and therefore the year ended December 31, 2015 includes the results of operations for both Arconic and Alcoa Corporation. The cash flow information for the year ended December 31, 2016 includes the results of operations for Arconic and the results of operations for the first ten months of 2016 for Alcoa Corporation.

(2)	Cash used for financing activities in 2016 includes net debt reduction of $772 and net cash transferred from Alcoa Corporation at separation of $417.

(3)	Cash used for investing activities in 2016 includes capital expenditures of $1,125 as well as proceeds from asset and investment sales of $972. Cash used for investing activities in 2015 includes capital expenditures of $1,180.

Arconic and subsidiaries
Segment Information (unaudited)
(dollars in millions, shipments in thousands of metric tons [kmt])

	4Q15	2015	1Q16	2Q16	3Q16	4Q16	2016

Global Rolled Products (1):
Third-party aluminum shipments (kmt)	365	1,512	369	411	405	284	1,469
Third-party sales	$1,184	$5,253	$1,184	$1,316	$1,285	$1,079	$4,864
Intersegment sales	$26	$125	$29	$29	$30	$30	$118
Depreciation and amortization	$52	$203	$50	$50	$52	$49	$201
Income taxes	$15	$85	$31	$32	$22	$22	$107
ATOI	$49	$225	$74	$81	$69	$45	$269

Engineered Products and Solutions:
Third-party sales	$1,409	$5,342	$1,449	$1,465	$1,406	$1,408	$5,728
Depreciation and amortization	$67	$233	$65	$62	$63	$65	$255
Income taxes	$54	$282	$78	$87	$71	$62	$298
ATOI	$123	$595	$162	$180	$162	$138	$642

Transportation and Construction Solutions:
Third-party sales	$444	$1,882	$429	$467	$450	$456	$1,802
Depreciation and amortization	$11	$43	$11	$12	$12	$13	$48
Income taxes	$14	$63	$14	$18	$17	$18	$67
ATOI	$40	$166	$39	$46	$47	$44	$176

Reconciliation of total segment ATOI to consolidated net income (loss) attributable to Arconic:
Total segment ATOI(2)	$212	$986	$275	$307	$278	$227	$1,087
Unallocated amounts (net of tax):
Impact of LIFO	18	66	(8)	(8)	(1)	6	(11)
Metal price lag	(21)	(115)	–	5	4	12	21
Interest expense	(79)	(307)	(79)	(81)	(82)	(82)	(324)
Noncontrolling interests	–	(1)	–	–	–	–	–
Corporate expense	(64)	(252)	(52)	(77)	(76)	(101)	(306)
Impairment of goodwill	(25)	(25)	–	–	–	–	–
Restructuring and other charges	(33)	(192)	(11)	(9)	(3)	(91)	(114)
Discontinued operations(3)	(508)	(165)	(94)	82	100	33	121
Other(4)	(201)	(317)	(15)	(84)	(54)	(1,252)	(1,405)
Consolidated net income (loss) attributable to Arconic	$(701)	$(322)	$16	$135	$166	$(1,248)	$(931)

The difference between certain segment totals and consolidated amounts is Corporate.

(1)	On November 1, 2016, Alcoa Inc. completed its separation into two standalone, publicly-traded companies. Arconic includes the former Alcoa Inc. segments: Engineered Products and Solutions, Transportation and Construction Solutions, and Global Rolled Products, except for the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia which both became part of Alcoa Corporation. The Global Rolled Products segment information has been updated to exclude the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia.

(2)	Total segment ATOI is the summation of the respective ATOI of Arconic’s three reportable segments.

(3)	The reconciliation of total segment ATOI to consolidated net income (loss) attributable to Arconic has been updated for all periods presented to exclude the results of operations for Alcoa Corporation which have been reflected as discontinued operations for all periods presented.

(4)	Other, both for the quarter ended December 31, 2016 and for the year ended December 31, 2016, include a charge for valuation allowances related to the November 1, 2016 separation ($1,267) and a net charge for the remeasurement of certain deferred tax assets due to tax rate and tax law changes ($51).

Arconic and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted Income	Quarter ended		Year ended
	December 31, 2015	December 31, 2016	December 31, 2015	December 31, 2016

Net (loss) income attributable to Arconic	$(701)	$(1,248)	$(322)	$(931)

Discontinued operations(1)	508	(33)	165	(121)

Special items(2):
Restructuring and other charges	50	122	214	155

Discrete tax items(3)	183	1,272	216	1,280

Other special items(4)	5	2	39	196

Tax impact(5)	(17)	(44)	(14)	(74)

Noncontrolling interests impact(5)	–	–	–	–

Net income attributable to Arconic – as adjusted	$28	$71	$298	$505

Diluted EPS(6):
Net (loss) income attributable to Arconic common shareholders	$(1.64)	$(2.88)	$(0.93)	$(2.28)

Net (loss) income attributable to Arconic common shareholders – as adjusted	$0.03	$0.12	$0.54	$0.98

Net (loss) income attributable to Arconic – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net (loss) income attributable to Arconic determined under GAAP as well as Net income (loss) attributable to Arconic – as adjusted.

(1)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations of Alcoa Corporation have been reflected as discontinued operations for all periods presented.

(2)	In the second quarter of 2016, management changed the manner in which special items are presented in Arconic’s reconciliation of Adjusted Income. This change resulted in special items being presented on a pretax basis and the related tax and noncontrolling interest’s impacts on special items being aggregated into separate respective line items. The special items for the quarter and year ended December 31, 2015 were updated to conform to the current period presentation.

(3)	Discrete tax items include the following:
•	for the quarter ended December 31, 2015, a charge for valuation allowances related to certain deferred tax assets in the U.S. and Iceland ($190) and a net benefit for a number of small items ($7);
•	for the quarter ended December 31, 2016, a charge for valuation allowances related to the November 1, 2016 separation (see Note 1 above) ($1,267), a net charge for the remeasurement of certain deferred tax assets due to tax rate and tax law changes ($51), a net benefit for valuation allowances not associated with the separation ($29), and a net benefit for a number of small items ($17);
•	for the year ended December 31, 2015, a charge for valuation allowances related to certain deferred tax assets in the U.S. and Iceland ($190), a net charge for other valuation allowances and for a number of small items ($26); and
•	for the year ended December 31, 2016, a charge for valuation allowances related to the November 1, 2016 separation (see Note 1 above) ($1,267), a net charge for the remeasurement of certain deferred tax assets due to tax rate and tax law changes ($51), a net benefit for valuation allowances not associated with the separation ($18), and a net benefit for a number of small items ($20).

(4)	Other special items include the following:
•	for the quarter ended December 31, 2015, a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($69), an unfavorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($37), an impairment of goodwill related to the soft alloy extrusions business in Brazil ($25), and costs associated with the planned separation of Alcoa ($12);
•	for the quarter ended December 31, 2016, costs associated with the planned separation of Alcoa ($87), a favorable adjustment to the contingent earn-out liability related to the November 2014 acquisition of Firth Rixson ($56), a favorable tax benefit related to the currency impacts of a distribution of previously taxed income ($49), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($37), and a favorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($17);
•	for the year ended December 31, 2015, costs associated with the acquisitions of RTI International Metals and TITAL ($28), an impairment of goodwill related to the soft alloy extrusions business in Brazil ($25), costs associated with the planned separation of Alcoa ($24), a gain on the sale of land ($19), and a gain on the sale of an equity investment in a China rolling mill ($19); and
•	for the year ended December 31, 2016, costs associated with the planned separation of Alcoa ($205), unfavorable tax costs associated with the redemption of company-owned life insurance policies ($100), a favorable adjustment to the contingent earn-out liability and a post-closing adjustment both of which related to the November 2014 acquisition of Firth Rixson ($76), a favorable tax benefit related to the currency impacts of a distribution of previously taxed income ($49), and unfavorable tax costs associated with the sale of a US subsidiary with book goodwill ($16).

(5)	The tax impact on special items is based on the applicable statutory rates whereby the difference between such rates and Arconic’s consolidated estimated annual effective tax rate is itself a special item (see footnote 2 above). The noncontrolling interest’s impact on special items represents Arconic’s partners’ share of certain special items.

(6)	At a special meeting of Arconic common shareholders held on October 5, 2016, shareholders approved a 1-for-3 reverse stock split of Arconic’s outstanding and authorized shares of common stock which became effective on October 6, 2016. All share and per share data for all periods presented have been updated to reflect the reverse stock split.

The average number of shares applicable to diluted EPS for Net (loss) income attributable to Arconic common shareholders excludes certain share equivalents as their effect was anti-dilutive (see footnote 4 to the Statement of Consolidated Operations). However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net income attributable to Arconic common shareholders – as adjusted due to a larger and/or positive numerator. Specifically:
•	for the quarter ended December 31, 2015, share equivalents associated with outstanding employee stock options and awards were dilutive based on Net income attributable to Arconic common shareholders – as adjusted, resulting in a diluted average number of shares of 441,459,378;
•	for the quarter ended December 31, 2016, share equivalents associated with outstanding employee stock options and awards were dilutive based on Net income attributable to Arconic common shareholders – as adjusted, resulting in a diluted average number of shares of 443,779,820;
•	for the year ended December 31, 2015, share equivalents associated with employee stock options and awards were dilutive based on Net income attributable to Arconic common shareholders – as adjusted, resulting in a diluted average number of shares of 424,628,747; and
•	for the year ended December 31, 2016, share equivalents associated with both outstanding employee stock options and awards and convertible notes related to the acquisition of RTI International Metals were dilutive based on Net income attributable to Arconic common shareholders – as adjusted, resulting in a diluted average number of shares of 453,118,372 (after-tax interest expense of $9 needs to be added back to the numerator since the convertible notes were dilutive).

Operational Tax Rate	Quarter ended December 31, 2016
	As reported	Special items(1)	As adjusted

(Loss) income from continuing operations before income taxes	$(45)	$153	$108

Provision for income taxes	$1,236	$(1,198)	$38

Tax rate	N/A		35.2%

Operational Tax Rate	Year ended December 31, 2016
	As reported	Special items(1)	As adjusted

Income from continuing operations before income taxes	$413	$284	$697

Provision for income taxes	$1,465	$(1,272)	$193

Tax rate	N/A		27.7%

Operational Tax Rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective Tax Rate determined under GAAP as well as the Operational Tax Rate.

(1) See Adjusted Income reconciliation above for a description of special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Adjusted EBITDA	Quarter ended		Year ended
	December 31, 2015	December 31, 2016	December 31, 2015	December 31, 2016

Net (loss) income attributable to Arconic	$(701)	$(1,248)	$(322)	$(931)

Discontinued operations(1)	508	(33)	165	(121)

(Loss) income from continuing operations after income taxes and noncontrolling interest	(193)	(1,281)	(157)	(1,052)

Add:
Net income attributable to noncontrolling interests	–	–	1	–
Provision for income taxes	175	1,236	339	1,465
Other (income) expenses, net	(18)	(54)	(28)	(93)
Interest expense	122	128	473	499
Restructuring and other charges	50	122	214	155
Impairment of goodwill	25	–	25	–
Provision for depreciation and amortization	137	133	508	535

Adjusted EBITDA	$298	$284	$1,375	$1,509

Separation costs		76		193

Adjusted EBITDA excluding separation costs		$360		$1,702

Adjusted EBITDA Measures:

Sales	$2,991	$2,967	$12,413	$12,394
Adjusted EBITDA Margin	10.0%	9.6%	11.1%	12.2%

Total Debt			$8,827	$8,084
Debt-to-Adjusted EBITDA Ratio			6.42	5.36

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations of Alcoa Corporation have been reflected as discontinued operations for all periods presented.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions, except per metric ton amounts)

Segment Measures	Global Rolled Products(1)
Adjusted EBITDA	Quarter ended			Year ended
	December 31, 2015	September 30, 2016	December 31, 2016	December 31, 2015	December 31, 2016

After-tax operating income (ATOI)	$49	$69	$45	$225	$269

Add:
Depreciation and amortization	52	52	49	203	201
Income taxes	15	22	22	85	107
Other	–	–	–	(1)	–

Adjusted EBITDA	$116	$143	$116	$512	$577

Total shipments (thousand metric tons) (kmt)	379	422	353	1,570	1,587

Adjusted EBITDA / Total shipments ($ per metric ton)	$306	$339	$329	$326	$364

Third Party Sales	$1,184	$1,285	$1,079	$5,253	$4,864

Adjusted EBITDA Margin	9.8%	11.1%	10.8%	9.7%	11.9%

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Excludes the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia, both of which were previously part of the Global Rolled Products segment but became part of Alcoa Corporation effective November 1, 2016

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Segment Measures	Engineered Products and Solutions					Transportation and Construction Solutions
Adjusted EBITDA	Quarter ended			Year ended		Quarter ended			Year ended
	December 31, 2015	September 30, 2016	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015	September 30, 2016	December 31, 2016	December 31, 2015	December 31, 2016

After-tax operating income (ATOI)	$123	$162	$138	$595	$642	$40	$47	$44	$166	$176

Add:
Depreciation and amortization	67	63	65	233	255	11	12	13	43	48
Income taxes	54	71	62	282	298	14	17	18	63	67
Other	–	–	–	–	–	–	–	–	(1)	–

Adjusted EBITDA	$244	$296	$265	$1,110	$1,195	$65	$76	$75	$271	$291

Third-party sales	$1,409	$1,406	$1,408	$5,342	$5,728	$444	$450	$456	$1,882	$1,802

Adjusted EBITDA Margin	17.3%	21.1%	18.8%	20.8%	20.9%	14.6%	16.9%	16.4%	14.4%	16.1%

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions, except per metric ton amounts)

Segment Measures	Arconic combined segments(1)
Adjusted EBITDA	Quarter ended		Year ended
	December 31, 2015	December 31, 2016	December 31, 2015	December 31, 2016

Net (loss) income attributable to Arconic	$(701)	$(1,248)	$(322)	$(931)

Discontinued operations(2)	508	(33)	165	(121)

Unallocated amounts (net of tax):
Impact of LIFO	(18)	(6)	(66)	11
Metal price lag	21	(12)	115	(21)
Interest expense	79	82	307	324
Noncontrolling interests	-	-	1	-
Corporate expense	64	101	252	306
Impairment of goodwill	25	-	25	-
Restructuring and other charges	33	91	192	114
Other(3)	201	1,252	317	1,405

Combined segment After-tax operating income (ATOI)	$212	$227	$986	$1,087

Add combined segment:
Depreciation and amortization	130	127	479	504
Income taxes	83	102	430	472
Other(2)	–	–	(2)	–

Combined segment Adjusted EBITDA	$425	$456	$1,893	$2,063

Third party sales	$3,037	$2,943	$12,477	$12,394

Adjusted EBITDA Margin	14.0%	15.5%	15.2%	16.6%

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Excludes the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia, both of which were previously part of the Global Rolled Products segment but became part of Alcoa Corporation effective November 1, 2016.

(2)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations of Alcoa Corporation have been reflected as discontinued operations for all periods presented.

(3)	Other, both for the quarter ended December 31, 2016 and for the year ended December 31, 2016, include a charge for valuation allowances related to the November 1, 2016 separation ($1,267) and a net charge for the remeasurement of certain deferred tax assets due to tax rate and tax law changes ($51).

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Free Cash Flow (1)	Quarter ended			Year ended
	December 31, 2015	September 30, 2016	December 31, 2016	December 31, 2015	December 31, 2016

Cash from operations	$865	$306	$665	$1,582	$873

Capital expenditures	(398)	(286)	(311)	(1,180)	(1,125)

Free cash flow	$467	$20	$354	$402	$(252)

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Arconic’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

(1)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Cash from operations and capital expenditures for Alcoa Corporation have not been segregated and are included in this table for all periods prior to November 1, 2016.

Net Debt	December 31, 2015(1)	September 30, 2016(1)	December 31, 2016

Short-term borrowings	$38	$32	$36
Long-term debt due within one year	3	752	4
Long-term debt, less amount due within one year	8,786	8,044	8,044
Total debt	$8,827	$8,828	$8,084

Less: Cash and cash equivalents	1,362	1,622	1,863

Net debt	$7,465	$7,206	$6,221

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Arconic’s leverage position after factoring in available cash that could be used to repay outstanding debt.

(1)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the assets and liabilities of Alcoa Corporation have been reflected as assets and liabilities of discontinued operations at December 31, 2015 and September 30, 2016 and therefore are not included in this table.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Return on Net Assets	2016(1)

Net loss attributable to Arconic	$(931)
Discontinued operations(1)	(121)
Special items(2)	1,557
Net income attributable to Arconic – as adjusted	$505

Net Assets:
Add: Receivable from customers, less allowances	$974
Add: Deferred purchase price receivable(3)	83
Add: Inventories	2,253
Less: Accounts payable, trade	1,726
Working Capital	1,584
Properties, plants and equipment, net	5,494
Net Assets - total	$7,078

RONA	7.1%

Return on Net Assets (RONA) is a non-GAAP financial measure. RONA is calculated as adjusted net income divided by working capital and net PP&E. Management believes that this measure is meaningful to investors as RONA helps management and investors determine the percentage net income the company is generating from its assets. This ratio tells how effectively and efficiently the company is using its assets to generate earnings.

(1)	On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations and assets and liabilities of Alcoa Corporation have been reflected as discontinued operations for all periods presented.

(2)	See Reconciliation of Adjusted Income for the year ended December 31, 2016 for a description of special items.

(3)	The Deferred purchase price receivable relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Arconic is adding back the receivable for the purposes of the Working Capital calculation.

CONTACT:
Arconic Inc.
Investor Contact:
Patricia Figueroa, 212-836-2758
Patricia.Figueroa@arconic.com
or
Media Contact:
Shona Sabnis, 212-836-2626
Shona.Sabnis@arconic.com